Exhibit 99.2
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE


KTI to Exchange Shares of Series B Preferred Stock

for Convertible Subordinated Debt


     Guttenberg, N.J. (June 5, 1998)   KTI, Inc. (Nasdaq: KTIE) announced today
that it has exercised its option to exchange all of the outstanding shares of its Series B 8 3/4% Preferred Stock for KTI's 8 3/4% Convertible Subordinated Notes. The exchange will be effective August 3, 1998.

     As a result of the exchange, KTI, Inc. will benefit from the interest expense deduction for tax purposes. The holders of outstanding shares of Series B Preferred are entitled to receive a $1,000 principal amount exchange note for each 40 shares of Series B Preferred held. KTI will pay $25.00 per share for the portion of any holder's position that is less than 40 shares.

     Dividends on the Series B Preferred Stock shall cease on August 3, 1998, whether or not the shares for the Series B Preferred have been surrendered for exchange. Interest on the exchange notes shall accrue from August 3, 1998, whether or not the certificates for shares have been surrendered.

     President Martin J. Sergi said, "We designed the origianl structure of our Series B Preferred Stock anticipating that we would become a taxpayer during its term. Accordingly, consistent with our expectations, the company is exchanging the issue to secure the deductibility for tax purposes of the interest payment".

                                       ***

     KTI is a fully integrated waste management company whose core reputation was established in the waste-to-energy sector. KTI owns and operate two waste-to-energy facilities in Maine; a biomass-to-energy plant in Florida, and wood processing operations in Maine and Georgia. Collectively, these businesses handle in excess of 1,000,000 tons of material annually.

     KTI also owns and operates major recycling facilities in Boston, Newark and Chicago, holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tennessee and owns a full-service environmental company based in Newington, New Hampshire, a Maryland company specializing in marketing post-industrial recycling plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Oregon.

     For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

     This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Results actually achieved may differ materially from expected results included in these statements.